Exhibit 10.10

BLACKROCK, INC. VOLUNTARY DEFERRED COMPENSATION PLAN

BlackRock, Inc. and its subsidiaries have established the BlackRock, Inc. Voluntary Deferred Compensation Plan for the purpose of providing deferred compensation for a select group of management or highly compensated employees as described in Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended.

Article 1. Definitions

1.1	Affiliate has the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

1.2	Board means the Board of Directors of BlackRock, Inc.

1.3	Bonus means that portion of the discretionary annual performance bonus payable by the Company or an Affiliate of the Company to a Participant in respect of a Plan Year that has not been mandatorily deferred under the IDCP; provided, however, that with respect to Participants who are sales representatives, Bonus means the amount payable to the Participant from the annual commissions bonus pool that has not been mandatorily deferred under the IDCP.

1.4	Change of Control of the Company shall be deemed to occur if (i) due to a transfer of Voting Stock, a person other than PNC or its Affiliates holds a majority of the voting power of the Voting Stock, or (ii) whether by virtue of an actual or threatened proxy contest (including a consent solicitation) or any merger, reorganization, consolidation or similar transaction, Persons who are directors of the Company immediately prior to such proxy contest or the execution of the agreement pursuant to which such transaction is consummated (other than a director whose initial assumption of office was in connection with a prior actual or threatened proxy contest) cease to constitute a majority of the Board or any successor entity immediately following such proxy contest or the consummation of such transaction.

1.5	Code means the Internal Revenue Code of 1986, as it may from time to time be amended or supplemented.

1.6	Committee means the Company’s Management Committee.

1.7	Company means BlackRock, Inc., a corporation organized under the laws of Delaware, or any successor corporation.

1.8	Compensation means the salary, Bonus and commissions payable to an eligible individual by the Company or an Affiliate of the Company with respect to a Plan Year.

1.9	Compensation Limit has the meaning set forth in Section 401(a)(17) of the Code.

1.10	Cyllenius means Cyllenius Partners II LLC.

1.11	Deferred Compensation Account means the book-keeping entry account maintained by the Company for each Participant that reflects Deferred Compensation Amounts (including gains and losses) and adjustments thereto.

1.12	Deferred Compensation Amount means the portion of the Bonus voluntarily deferred under Section 3.1.

1.13	Deferral Period means the deferral period elected by the Participant in accordance with Section 3.1.

1.14	Employer means the Affiliate of the Company which employs the Participant.

1.15	Exchange Act means the Securities Exchange Act of 1934, as amended from time to time.

1.16	IDCP means the Company’s Involuntary Deferred Compensation Plan.

1.17	Investment Company Act means the Investment Company Act of 1940, as amended from time to time.

1.18	Investment Funds means the tracking investments that are from time to time offered under the Plan, as chosen in the sole discretion of the Committee.

1.19	Knowledgeable Employee has the meaning set forth in Rule 3c-5 under the Investment Company Act.

1.20	Multi-Manager means BlackRock Multi-Manager Partners LLC.

1.21	Obsidian means The Obsidian Fund LLC.

1.22	Participant means a Managing Director, Director or sales representative who: (i) is designated by the Committee as being eligible to participate in the Plan; (ii) is eligible to receive a Bonus; (iii) is employed by the Company or an Affiliate of the Company on the date the entire Bonus would otherwise have been paid but for the deferral; and (iv) has Compensation in excess of $250,000.

1.23	Participation Agreement means the agreement, in a form prescribed by the Committee, filed by a Participant prior to the beginning of the commencement of the Company’s year-end compensation process that determines a Participant’s Bonus.

1.24	Person means any individual, partnership, limited partnership, corporation, trust, estate, association, limited liability company, private foundation or other entity.

1.25	Plan means the BlackRock, Inc. Voluntary Deferred Compensation Plan.

1.26	Plan Year means the calendar year, commencing with 2001.

1.27	PNC means The PNC Financial Services Group, Inc., a Pennsylvania corporation.

1.28	Qualified Purchaser shall have the meaning ascribed to such term in the Investment Company Act.

1.29	Termination of Employment means the termination of a Participant’s employment or service with his or her Employer for any reason.

1.30	Valuation Date means the last business day of each month, or such other date specified by the Committee.

1.31	Voting Stock means the then-outstanding shares of capital stock of the Company entitled to vote generally on the election of directors and shall exclude any class or series of capital stock of the Company only entitled to vote in the event of dividend arrearages or any default under any provision of such class or series whether or not at the time of determination there are any such dividend arrearages or defaults.

Article 2. Eligibility

2.1	Eligibility to Participate. Eligibility under the Plan is limited to Participants.

2.2	Election to Participate. A Participant may elect to participate in the Plan by filing one or more Participation Agreements with the Company. A Participation Agreement for the deferral of a Participant’s Bonus must be filed at the time and in the manner specified by the Committee. A new Participation Agreement shall be filed by the Participant for a deferral election for each Plan Year. Subject to Article 6, a Participant’s election to defer Compensation shall be irrevocable upon the filing of the related Participation Agreement.

Article 3. Deferred Amounts

3.1	General. For each Plan Year, a Participant may elect under his or her Participation Agreement to defer one to one hundred percent of his or her Bonus in one percent increments; provided, however, that a Participant who is a resident of the United States shall not defer an amount hereunder if such deferral, in combination with all other deferrals under Company plans, would cause such Participant’s Compensation for purposes of the PNC Incentive Savings Plan to be less than the Compensation Limit. A Participant shall specify in his or her Participation Agreement a Deferral Period for the Deferred Compensation Amount of either one, three, five or ten years.

3.2	Allocation of Deferred Compensation Amounts. A Participant’s Deferred Compensation Amount shall be credited to his or her Deferred Compensation Account at the time the Participant is paid the Bonus for that Plan Year (or, if all of the Bonus is deferred, at the time such Bonus would otherwise have been paid). The amount credited to the Participant’s Deferred Compensation Account shall equal the amount deferred, less required withholdings.

3.3	Election to Change Length of Deferral. A Participant may, by written notice delivered to the Committee at least thirteen months prior to the distribution or commencement of distribution of his Deferred Compensation Account or any portion thereof, request an accelerated or delayed payment of his or her Deferred Compensation Account or any portion thereof to any eligible Deferral Period which is at least thirteen months after such notice. Notwithstanding the foregoing, a Participant shall not be permitted to defer receipt of a Deferred Compensation Amount or any portion thereof for a period in excess of ten years from the date such amount was first deferred.

Article 4. Valuation

4.1	Valuation Procedure. As of each Valuation Date, a Participant’s Deferred Compensation Account shall consist of the balance of the Participant’s Deferred Compensation Account as of the immediately preceding Valuation Date adjusted for:

•	Deferred Compensation Amounts;

•	distributions (if any); and

•	increases or decreases in the value of the Investment Funds selected by the Participant as tracking investments.

All adjustments and earnings related thereto, will be determined on a monthly basis in accordance with the Valuation Date or on such other basis as may be specified by the Committee from time to time. Unless the Committee determines otherwise, each Participant shall receive quarterly valuation statements in respect of his or her Deferred Compensation Account.

Article 5. Tracking Investments

5.1	Investment Election. A Participant shall specify that all, or any whole percentage, of his or her Deferred Compensation Amount for the applicable Plan Year shall designated to one or more of the Investment Funds. Unless otherwise determined by the Committee, a Participant may not designate less than (i) 10% of his or her Deferred Compensation Amount to an Investment Fund and (ii) 25% of his or her Deferred Compensation Amount to Obsidian, Cyllenius or Multi-Manager. The Company or an Affiliate of the Company may make a corresponding investment in the actual Investment Fund, but shall not be obligated to do so.

5.2	Restricted Investment Funds. The Committee may prevent a Participant from directing an investment to an Investment Fund in order to comply with applicable securities laws if the Participant is not a Qualified Purchaser, Knowledgeable Employee or otherwise permitted to direct an investment to an Investment Fund under the Plan. Unless otherwise determined by the Committee, only Managing Directors of BlackRock that are either Qualified Purchasers or Knowledgeable Employees may select Obsidian, Cyllenius or Multi-Manager as an Investment Fund.

5.3	Failure to Designate. If a designation is not in place before a Deferred Compensation Amount is credited to a Participant’s Deferred Compensation Account, the Deferred Compensation Amount shall be directed to the Investment Fund which provides the lowest risk of loss of capital, as determined in the sole discretion of the Committee.

5.4	Committee Discretion. The Committee shall have the sole discretion to determine the Investment Funds available under the Plan and may change, limit or eliminate an Investment Fund provided hereunder from time to time. If any Investment Fund ceases to be available under the Plan (whether in whole or in part), the Committee shall have the authority to credit any allocation to such Investment Fund (along with deemed earnings, gains, losses, expenses or charges thereto) to any other then-available Investment Fund. The Committee may disregard the deemed investment instructions of a Participant.

5.5	Investment Reallocation. Once each calendar quarter (but in the case of Obsidian and Multi-Manager, only once each calendar year and in the case of Cyllenius, only twice each calendar year), a Participant may elect, by written notice delivered to the Committee on such date as shall be designated by the Committee, to change the manner in which all or a portion of his or her Deferred Compensation Account is designated among the then-available Investment Funds. Unless otherwise determined by the Committee, a Participant may not reallocate less than (i) 10% of the amount directed by the Participant in the particular Investment Fund from which the reallocation is to be made and (ii) 25% of the amount directed by the Participant in Obsidian, Cyllenius or Multi-Manager to another Investment Fund. To the extent a Participant wishes to change the manner in which his or her Deferred Compensation Account is directed into or out of an Investment Fund, such transfer shall only be effected as of the next available distribution or contribution date, as the case may be, of the applicable Investment Fund. Any amount directed to an Investment Fund prior to such fund’s next contribution date shall, until such contribution date, be directed to in the Investment Fund which provides the lowest risk of loss of capital, as determined in the sole discretion of the Committee.

Article 6. Vesting

A Participant shall at all times be fully vested in his or her Deferred Compensation Account.

Article 7. Timing and Form of Benefit Distributions

7.1	Form and Timing. Distribution of a Participant’s Deferred Compensation Account or any portion thereof shall be made in cash, in a lump sum or in up to ten annual installments corresponding with the end of the Deferral Period, as elected by the Participant at the time a Participation Agreement is filed. Distributions shall commence as soon as practicable after the expiration of the applicable Deferral Period.

7.2	Termination of Employment. Notwithstanding any provision in the Plan or any election made by a Participant to the contrary, upon a Participant’s Termination of Employment, the Committee shall, as soon as is practicable, distribute the Participant’s Deferred Compensation Account in a cash lump sum to such Participant, or in the event of the Participant’s death, to the Participant’s beneficiary or beneficiaries.

7.3	Election to Change Method of Distribution. A Participant may, by written notice delivered to the Committee at least thirteen months prior to a distribution from or commencement of a distribution from his or her Deferred Compensation Account, change the method of distribution elected to any other method permitted under the Plan, provided that such request shall not be effective unless and until approved by the Committee. Notwithstanding the foregoing, a Participant shall not be permitted to defer receipt of a Deferred Compensation Amount or any portion thereof for a period in excess of ten years from the date such amount was first deferred.

7.4	Hardship Withdrawal. In the event the Committee, upon written request of a Participant, determines in its sole discretion that the Participant has suffered an unforeseeable financial emergency, the Committee may (i) revoke the deferral of a Participant’s Bonus and/or (ii) pay to a Participant as soon as practicable following such determination, an amount from a Participant’s Deferred Compensation Account that shall not exceed the minimum amount necessary to satisfy the emergency. For purposes of this Plan, an unforeseeable financial emergency is an unanticipated emergency that is caused by an event beyond the control of the Participant as may result from illness, casualty loss or sudden financial reversal and that would result in severe financial hardship to the individual if the emergency distribution were not permitted. Financial needs arising from foreseeable events, such as the purchase of a residence or education expenses for children, shall not be considered a financial emergency. A Participant who receives a hardship distribution pursuant to this Section 7.4 shall be ineligible to make any additional deferrals under the Plan for the balance of the Plan Year in which the hardship distribution occurs and for the immediately following Plan Year.

7.5	Penalized Withdrawals. Absent adequate prior notice (in accordance with Sections 3.4 or 7.3 above) or an unforeseeable emergency (in accordance with Section 7.4 above), a Participant may request payment of all or a portion of his or her Deferred Compensation Account. Any payment made pursuant to such a request shall be subject to a penalty equal to ten percent of the payment, which penalty shall be deducted from the payment and forfeited. A Participant who receives a distribution pursuant to this Section 7.5 shall be ineligible to make any additional deferrals under the Plan for the balance of the Plan Year in which the distribution occurs and for the immediately following Plan Year.

7.6	Small Account Balances. Notwithstanding any distribution method elected by a Participant, the Company may, in its sole discretion, elect to pay in a lump sum any Deferred Compensation Account which has a balance of less than $5,000.

Article 8. Beneficiary Designation

8.1	Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as beneficiary or beneficiaries (both principal as well as contingent) to whom a lump sum cash payment of the balance of the Participant’s Deferred Compensation Account shall be made in the event of the Participant’s death. In the event of multiple beneficiaries, such payment shall be apportioned among the beneficiaries in accordance with the designation forms, or if applicable, as determined pursuant to Section 8.2. A beneficiary designation may be changed by a Participant by filing such change on a form prescribed by the Committee. The receipt of a new beneficiary designation form will cancel all previously filed beneficiary designations.

8.2	Failure to Designate. If a Participant fails to designate a beneficiary as provided above, or if all designated beneficiaries predecease the Participant, then the Participant’s designated beneficiary shall be deemed to be the persons surviving him in the first of the following classes in which there is a survivor on a per capita basis:

•	the surviving spouse;

•	the Participant’s children, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living; and

•	the Participant’s personal representative (executor or administrator).

Article 9. Administration

9.1	Administration. The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to construe and interpret the Plan and any Plan related documentation; to determine all questions arising in connection with the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Participation Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, and any Affiliate of the Company, Participant or beneficiary.

Article 10. Claims Appeal Procedure

10.1	After first discussing any claims a Participant (or anyone claiming through a Participant) may have under the Plan with BlackRock’s Vice President—Compensation and Benefits, the Participant may then make a claim under this Plan in writing to the Committee. The Committee shall make all determinations concerning such claim. Any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant, or if applicable, anyone who makes claim in respect of the Participant. Such decision shall set forth the reasons for denial in plain language. Pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided. This notice of denial of benefits will be provided within 90 days of the Committee’s receipt of the claimant’s claim for benefits. If the Committee fails to notify the claimant of its decision regarding the claim, the claim shall be considered denied, and the claimant shall then be permitted to proceed with the appeal as provided in Section 10.2.

10.2	A claimant who has been completely or partially denied a benefit shall be entitled to appeal this denial of his/her claim by filing a written statement of his/her position with the Committee no later than sixty (60) days after receipt of the written notification of such claim denial. The Committee shall schedule an opportunity for a full and fair review of the issue within thirty (30) days of receipt of the appeal. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based. Following the review of any additional information submitted by the claimant, either through the hearing process or otherwise, the Committee shall render a decision on the review of the denied claim. The Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the request for review (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). The Committee shall deliver the decision to the claimant in writing. If an extension of time for reviewing the appealed claim is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

10.3	Liability Indemnification. No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan. The members of the Committee and its agents shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or incurred by them in connection with or resulting from any claim, action, suit, or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgment in any action suit, or proceeding. The foregoing shall not be applicable to any person if the loss, cost, liability or expense is due to such person’s gross negligence or willful misconduct.

Article 11. Amendment and Termination of Plan

The Committee may at any time amend or terminate the Plan in whole or in part; provided, however, that no amendment or termination may act to reduce a Participant’s Deferred Compensation Account at the time of such amendment or termination.

Article 12. Miscellaneous

12.1	Unsecured General Creditor. Participants and their beneficiaries shall have no legal or equitable rights, interest or claims in any property or assets of the

Company, any Affiliate of the Company or any Investment Fund. The obligation under the Plan to a Participant shall be merely that of an unfunded and unsecured promise of his or her Employer to pay money to the Participant in the future. The Company shall be jointly and severally liable for the obligation of Employers in respect of obligations owed to Participants and beneficiaries hereunder.

12.2	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

12.3	Not a Contract of Service. The terms and conditions of this Plan shall not be deemed to constitute a contract of service between a Participant and the Company or any Affiliate of the Company. Except as may otherwise be specifically provided herein, neither a Participant nor any beneficiary shall have rights against the Company or any Affiliate of the Company. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service or employment of the Company or any Affiliate of the Company.

12.4	Offset. Amounts due to or in respect of Participants under the Plan shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any Affiliate of the Company may have against a Participant or others.

12.5	Withholding. The Company, or as applicable, an Affiliate of the Company, shall have the power to withhold an amount sufficient to satisfy all federal, state, local or foreign withholding requirements in respect of any payment or credit made under the Plan.

12.6	Change of Control. If there is a Change of Control of the Company, then this Plan shall terminate and no additional benefits shall accrue, unless the successor or acquiring corporation shall elect to continue the Plan. If the Plan is terminated, Deferred Compensation Accounts which have accrued up to the date of the termination shall be paid as scheduled unless the successor or acquiring corporation elects to accelerate payment.

12.7	Governing Law. The Plan, and any Participation Agreement related thereto, shall be governed by the laws of the State of Delaware without giving effect to the conflict of law principles thereof.